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                                                                   EXHIBIT 99.1



     ASCHE TRANSPORTATION SERVICES, INC. ANNOUNCES COMPLETION OF $12 MILLION
                       PRIVATE PLACEMENT OF COMMON STOCK

   SAVINGS FROM REDUCED EXPENSES AND DEBT CONVERSIONS ARE EXPECTED TO RESULT
             IN AN INCREASE IN ASCHE'S NET EARNINGS OF $2.7 MILLION


September 28, 1999 09:04 AM

SHANNON, Ill., Sept. 28 /PRNewswire/ -- Asche Transportation Services, Inc. ASHE announced today the completion of a $12 million private placement of the Company's common stock. Churchill Capital, Inc. ("Churchill"), through one of its managed funds, Churchill Environmental & Industrial Equity Partners, L.P. ("CEIEP") purchased 2,666,667 shares of the Company's common stock for $4.50 per share. It is intended that the net proceeds raised in the transaction, estimated to be $10.5 million after commissions and expenses, along with the $9.1 million raised from the modification of a long-term customer contract completed in June 1999 and the $3 million raised in a private placement of the Company's common stock completed in July 1999 will be used by the Company to pay-off the subordinated debt and call the warrants held by American Capital Strategies, Ltd. ("ACS"), purchase the 10% ownership position in Specialty Transportation Services, Inc. ("STS") held by ACS, pay-off all Asche Transportation Services, Inc. subordinated debt, and will provide the Company with capital for growth and for general corporate purposes.

"The savings from reduced expenses related to the above transactions along with the various debt to equity conversions in January 1999, March 1999 and July 1999 are expected to result in an increase in net earnings of approximately $2.7 million on an annualized basis," commented Leon M. Monachos, CFO.

"This infusion of capital into the Company completes the recapitalization of the Company's balance sheet and provides the Company sufficient growth capital to continue our strategic plan of capitalizing on outsourcing opportunities that exist in the municipal solid waste industry," stated Gary I. Goldberg, President of STS.

Larry L. Asche, CEO stated, "We are extremely pleased to have completed this private placement with such a reputable institution as Churchill and look forward to long-term relationship." CEIEP is a $110 million fund dedicated to providing equity capital to the environmental industry. Churchill is a privately held corporation, headquartered in Minneapolis with offices in New York, that manages nearly $1 billion of capital dedicated to funding unique debt and equity investment strategies. John Quirk, Principal of Churchill commented, "We're excited about the partnership with the Company and in particular with the growth opportunities that exist in the municipal solid waste segment."

Asche, through its operating subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a leading provider of temperature-controlled, time-sensitive transportation of frozen foods, juice concentrates, perishable commodities, household and retail commodities, and tropical foliage. STS, as an operating



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subsidiary of Asche, is a leading provider of municipal solid waste and bulk industrial transport services. Its shares trade on the Nasdaq National Market under the symbol ASHE.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors, including, among others, those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to, general economic conditions, availability of drivers, fuel costs, labor costs, interest rates, competition and governmental regulations.

For more information contact, Leon M. Monachos, 815-864-2421, CFO of Asche Transportation, or Brian Grabowski of EBS Public Relations, Inc., 847-714-8600, ext. 236, or Fax, 312-935-2001, or e-mail, bgrabowski@ebspr.com, for Asche Transportation.

SOURCE Asche Transportation Services